Exhibit 3.1

FORM OF CERTIFICATE OF DESIGNATIONS
OF
PEDEVCO CORP.
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 21.155 of the Texas Business Organizations Code (the “Code”), PEDEVCO CORP., a company organized and existing under the State of Texas (the “Corporation”):

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Corporation, and pursuant to Section 21.155 of the Code, the Board of Directors, by unanimous consent of all members of the Board of Directors on December __, 2015, duly adopted a resolution providing for the designation of a series of  six hundred ninety-eight thousand four hundred forty-eight (698,448) shares of Series B Convertible Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Certificate of Formation of the Corporation, as amended, a series of the preferred stock, par value $0.001 per share, of the Corporation be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the distinctive designation of “Series B Convertible Preferred Stock”; and

FURTHER RESOLVED, that the Series B Convertible Preferred Stock shall consist of six hundred ninety-eight thousand four hundred forty-eight (698,448) shares; and

FURTHER RESOLVED, that the Series B Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation”):

1. Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

1.1  “Affiliate” of a specified Person means any other Person that (at the time when the determination is made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  As used in the foregoing sentence, the term “control” (including, with

PEDEVCO CORP.
Series B Convertible Preferred Stock

correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the power to direct the management and/or the policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization, dated on or around December [ ], 2015, by and among the Corporation, White Hawk Energy, LLC, and GOM Holdings, LLC (“GOM”), pursuant to which the Corporation and GOM plan to combine as set forth in greater detail therein, as amended and modified from time to time.

1.3 “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in (a) the City of Houston, Texas or (b) Danville, California.

1.4 “Closing Date” means the date that the business combination as contemplated by the Merger Agreement is consummated.

1.5 “Common Stock” shall mean the common stock, $0.001 par value per share of the Corporation.

1.6 “Conversion Price” shall equal $0.25 per share, subject to equitable adjustment in connection with any Recapitalization.

1.7 “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of (a) a majority of the outstanding shares of Common Stock and (b) a majority of the outstanding shares of Series B Convertible Preferred Stock voting as separate classes.

1.8 “Dividend Default” shall mean the failure of the Corporation to pay any Dividends when due, subject to any cure provisions described below.

1.9 “Dividend Rate” shall mean an annual rate of ten percent (10%) of the Original Issue Price.

PEDEVCO CORP.
Series B Convertible Preferred Stock

1.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.11  “Holder” shall mean the person or entity in which the Series B Convertible Preferred Stock is registered on the books of the Corporation, which shall initially be the person or entity which such Series B Convertible Preferred Stock is issued to, and shall thereafter be permitted and legal assigns which the Corporation is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Corporation and to whom such Preferred Stock Shares are legally transferred.

1.12 “Junior Securities” shall mean each other class of capital stock or series of preferred stock of the Corporation other than the Common Stock and Series A Convertible Preferred Stock established after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series B Convertible Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

1.13 “Liquidation Preference” shall (a) at all times prior to the Shareholder and NYSE MKT Approval Date equal the Original Issue Price per share; and (b) at all times after the Shareholder and NYSE MKT Approval Date equal the par value of the Series B Convertible Preferred Stock, $0.001 per share (subject to equitable adjustment for Recapitalizations).

1.14 “Majority In Interest” means Holders holding in aggregate at least 51% of the then aggregate Preferred Stock Shares issued and outstanding.

1.15  “Original Holders” shall mean those Holders who were issued Preferred Stock Shares on the Original Issue Date.

1.16 “Original Issue Date” shall mean the date upon which the first shares of Series B Convertible Preferred Stock are issued.  The Original Issue Date shall be the Closing Date.

1.17 “Original Issue Price” shall mean Two Hundred and Fifty Dollars ($250) per share (as appropriately adjusted for any Recapitalizations).

1.18 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, business or statutory trust, trust, union, association, instrumentality, governmental authority or other entity, enterprise, authority, unincorporated organization or business organization.

1.19 “Preferred Stock Certificates” means the original certificate(s) representing the applicable Series B Convertible Preferred Stock shares.

PEDEVCO CORP.
Series B Convertible Preferred Stock

1.20 “Preferred Stock Shares” means shares of Series B Convertible Preferred Stock.

1.21 “Principal Market” means initially the NYSE MKT, and shall also include the NASDAQ Capital Market, New York Stock Exchange, the NASDAQ National Market, the OTCQB Market, the OTCQX Market, or the OTC Pink Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

1.22 “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 6.2 through 6.5.

1.23 “Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

“The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.”

1.24 “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.25 “Shareholder and NYSE MKT Approval” means the approval by (a) the shareholders of the Corporation as required pursuant to applicable rules and regulations of the NYSE MKT, of the issuance of shares of Common Stock upon the Conversion of the Preferred Stock Shares as provided herein (the “Shareholder Approval”); and (b) the NYSE MKT, of the initial listing of the Corporation’s Common Stock on the NYSE MKT following the consummation of the transactions contemplated by the Merger Agreement, if and as required by applicable rules and regulations of the NYSE MKT, as well as such other terms and conditions hereof or the Merger Agreement as may be required by the NYSE MKT or the Securities and Exchange Commission.

1.26 “Shareholder and NYSE MKT Approval Date” means the date that the Corporation has received the Shareholder and NYSE MKT Approval.

PEDEVCO CORP.
Series B Convertible Preferred Stock

2. Dividends.

2.1 Dividends in General. Dividends shall accrue on the Series B Convertible Preferred Stock at the end of each year that such Series B Convertible Preferred Stock is outstanding, beginning on the Closing Date (the “Dividend Accrual Start Date”), based on the Original Issue Price, at the Dividend Rate, until such dividends are paid in full as provided below or Forfeited and Forgiven as provided in Section 2.8 below (“Dividends”). Notwithstanding the above, no Dividends shall accrue or be due on the Series B Convertible Preferred Stock after the Shareholder and NYSE MKT Approval Date.

2.2 Payment of Dividends. The Corporation shall pay the Holder of the Series B Convertible Preferred Stock the accrued Dividends in cash, within five (5) Business Days of the end of each anniversary of the Closing Date, for so long as the Series B Convertible Preferred Stock remains outstanding.

2.3 Manner of Payment. All Dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series B Convertible Preferred Stock is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation check, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law.

2.4 Dividend Default. In the event a Dividend Default should occur in respect to the Dividends due to Holder, any unpaid Dividends shall accrue interest at the rate of twelve percent (12%) per annum until such Dividend Default is cured by the Corporation.

2.5 Participation. Subject to the rights of the holders, if any, of any shares of preferred stock issued after the Shareholder and NYSE MKT Approval Date, the Holders shall, as holders of Series B Convertible Preferred Stock, be entitled to such dividends paid and Distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series B Convertible Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and Distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event (defined in Section 3.1 below) and the payment in full to a Holder of its applicable Liquidation Preference, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. No Distributions shall be made with respect to the Common Stock until all past due, if any, and/or declared Dividends on the Series B Convertible Preferred Stock have been paid or set aside for payment to the Series B Convertible Preferred Stock

PEDEVCO CORP.
Series B Convertible Preferred Stock

Holders. Notwithstanding the above Section 2.5, the Series B Convertible Preferred Stock Holders shall have no right of participation in connection with dividends or Distributions made to the Common Stock shareholders consisting solely of shares of Common Stock.

2.6 Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

2.7 Other Distributions. Subject to the terms of this Certificate of Designations, and to the fullest extent permitted by the Code, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

2.8 Forfeiture and Forgiveness of Unpaid Dividends On The Shareholder and NYSE MKT Approval Date. Any and all declared, accrued and/or unpaid Dividends owed or due to any Holder (the “Accrued Dividends”) on the Shareholder and NYSE MKT Approval Date, shall be automatically, and without any required action by any Holder or the Corporation, be forfeited, waived, released and forgiven in their entirety and the Preferred Stock Shares shall cease to accrue any further Dividends on such Shareholder and NYSE MKT Approval Date (“Forfeited and Forgiven”). Each Holder hereby agrees to release, acquit and forever discharge the Corporation from all liability, claims and demands, whatsoever in connection with any Accrued Dividends owed on any Series B Convertible Preferred Stock on the Shareholder and NYSE MKT Approval Date, which Accrued Dividends shall be automatically Forfeited and Forgiven upon such Shareholder and NYSE MKT Approval Date without any required action by the Holder or the Corporation. The terms and conditions of this Section 2.8, shall be referred to herein as a “Forfeiture”.

3. Liquidation Rights.

3.1 Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation Event”), the Holders of Series B Convertible Preferred Stock shall be entitled to receive prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Corporation’s Series A Convertible Preferred Stock, Common Stock or the Junior Securities by reason of their ownership of such stock, an amount per share for each share of Series B Convertible Preferred Stock held by them equal to the sum of (i) the applicable Liquidation Preference, and (ii) all accrued Dividends and all declared but unpaid dividends on such shares of Series B Convertible Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series B Convertible Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified

PEDEVCO CORP.
Series B Convertible Preferred Stock

in this Section 3.1, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Convertible Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3.1.

3.2 Remaining Assets. After the payment to the Holders of Series B Convertible Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Junior Securities in proportion to the number of shares of Junior Securities held by them and the holders of Common Stock in proportion to the number of shares of Common Stock held by them.

3.3 Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

4. Conversion. The Series B Convertible Preferred Stock shall convert into Common Stock of the Corporation as follows:

4.1 Holder Conversion. The holders of the Series B Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof (a “Holder Conversion”), at any time following the Shareholder and NYSE MKT Approval Date, at the office of the Corporation or any Transfer Agent for the Series B Convertible Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the Series B Convertible Preferred Stock by the Conversion Price, as adjusted for any Recapitalizations (the “Conversion Rate”), and subject in all cases to the Maximum Percentage defined below (such shares of Common Stock issuable upon a Conversion, the “Holder Conversion Shares”). In order to effectuate the Holder Conversion under this Section 4.1, the Holder must provide the Corporation a written notice of conversion in the form of Exhibit A hereto (the “Notice of Conversion”). The Notice of Conversion must be dated no earlier than three Business Days from the date the Notice of Conversion is actually received by the Corporation.

(b) For the sake of clarity and in an abundance of caution, the Series B Convertible Preferred Stock shall have no conversion rights whatsoever until or unless the Shareholder and NYSE MKT Approval is received.

PEDEVCO CORP.
Series B Convertible Preferred Stock

(c)  Mechanics of Conversion. In order to effect an Conversion, a holder shall fax or email a copy of the fully executed Notice of Conversion to the Corporation (Attention: Corporate Secretary, 4125 Blackhawk Plaza Circle, Suite 201, Danville, California 94506, Fax: (510) 743-4262 and (925) 403-0703, Email: cmoore@pacificenergydevelopment.com and contact@pacificenergydevelopment.com) and (ii) surrender or cause to be surrendered the Preferred Stock Certificates being converted, duly endorsed, as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile or emailed copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile or email, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the Conversion. The Corporation shall not be obligated to issue shares of Common Stock upon an Optional Conversion unless the Preferred Stock Certificates have been previously received by the Corporation or its Transfer Agent. In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Corporation or the Corporation’s Transfer Agent (as applicable) with whatever documentation and fees each may require to re-issue the Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Corporation in connection with such Notice of Conversion. Unless the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Corporation in its sole and reasonable discretion, such shares shall be issued as Restricted Shares. If requested by the Holder, the Company shall cause its counsel at the Company’s expense to issue any necessary legal opinion (to the extent lawful) in order to permit sales of the Common Stock pursuant to Rule 144 under the Securities Act or under another applicable exemption from the registration requirements; provided that (i) an exemption under Rule 144 under the Securities Act or another applicable exemption from the registration requirements is available with respect to such shares, and (ii) the Holder provides the Company and the legal counsel providing the necessary opinion with such representations and other related information reasonably requested in order for such legal counsel to issue the legal opinion.

(d) Failure to Deliver Preferred Stock Certificates. In the event the Holder provides the Corporation with a Notice of Conversion, but fails to provide the Corporation with the Preferred Stock Certificates subject to the Optional Conversion within ten (10) Business Days of the date the Notice of Conversion is received by the Corporation, the Corporation shall be able to consider the Notice of Conversion void and the Corporation shall not be required to comply with such Notice of Conversion.

(e) Delivery of Common Stock Upon Conversion. Upon the surrender of a Notice of Conversion, the Corporation (itself, or through its Transfer Agent) shall, no later than the tenth (10th) Business Day following the date of such

PEDEVCO CORP.
Series B Convertible Preferred Stock

surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section 1.1(a) above) (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) a certificate representing the Holder Conversion Shares and (y) a certificate representing the number of shares of Series B Convertible Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon Holder Conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(f) Beneficial Ownership Limitation for Holder Conversions. No Holder Conversion shall result in the conversion of more than that number of shares of Series B Convertible Preferred Stock, if any, such that, upon such Holder Conversion, the aggregate beneficial ownership of the Corporation’s Common Stock (calculated pursuant to Rule 13d-3 of the Exchange Act) of such Holder and all persons affiliated with such Holder as described in Rule 13d-3 is more than 9.99% of the Corporation’s Common Stock then outstanding (the “Maximum Percentage”). In the event any Holder Conversion would result in the issuance of shares of Common Stock to any Holder in excess of the Maximum Percentage, only that number of shares of Series B Convertible Preferred Stock which when Converted would not result in such Holder exceeding the Maximum Percentage shall be subject to such applicable Holder Conversion, if any, and Holder shall continue to hold any remaining shares of Series B Convertible Preferred Stock, the conversion of which would result in Holder exceeding the Maximum Percentage. The Corporation’s Transfer Agent shall be authorized to promptly disclose the total outstanding shares of Common Stock of the Corporation to the Holder from time to time at the request of the Holder in order for the Holder to determine its compliance with the Maximum Percentage. The provisions of this Section 4.1(f) shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4.1(f) to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The Corporation shall not be required to verify or investigate or confirm whether any Holder Conversion would exceed the Maximum Percentage, and instead the Corporation shall be able to rely on any Notice of Holder Conversion as prima facie evidence of, and as a representation by, the applicable Holder, that such applicable

PEDEVCO CORP.
Series B Convertible Preferred Stock

conversion described in the Notice of Holder Conversion would not result in a violation of the Maximum Percentage.

4.2 Automatic Conversion.

(a) Each share of Series B Convertible Preferred Stock, shall automatically and without any required action by any Holder, be converted into that number of fully-paid, non-assessable shares of Common Stock as determined by dividing the Original Issue Price by the Conversion Price, at any time after the Shareholder and NYSE MKT Approval Date, upon the determination of the Board of Directors of the Corporation, in its sole discretion (an “Automatic Conversion” and together with a Holder Conversion, each a “Conversion”).

(b) Following an Automatic Conversion, the Corporation shall within three (3) Business Days, deliver notice to each Holder that an Automatic Conversion has occurred, at the address of each Holder which the Corporation then has on record (an “Automatic Conversion Notice”); provided, that the Corporation is not required to receive any confirmation that such Automatic Conversion Notice was received by a Holder, but instead assuming such Automatic Conversion Notice was sent to the address which the Corporation then has on record for such Holder, the Automatic Conversion Notice shall be treated as received by the Holder for all purposes on the third Business Day following the date such notice was sent by the Corporation (the “Automatic Conversion Notice Receipt Date”). Within ten (10) Business Days following the Automatic Conversion Notice Receipt Date, the Corporation shall issue to each Holder all shares of Common Stock which such Holder is due in connection with the Automatic Conversion (the “Automatic Conversion Shares”, and together with the Holder Conversion Shares, the “Shares”) and promptly deliver such Automatic Conversion Shares to the address of Holder which the Corporation then has on record (a “Delivery”). The Automatic Conversion Shares issuable in connection with an Automatic Conversion shall be fully-paid, non-assessable shares of Common Stock. Unless the Automatic Conversion Shares are covered by a valid and effective registration under the Securities Act or the Holder provides a valid opinion from an attorney stating that such Automatic Conversion Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, prior to the issuance date of such Automatic Conversion Shares, such Automatic Conversion Shares shall be issued as Restricted Shares.

(c) The issuance and Delivery by the Corporation of the Automatic Conversion Shares shall fully discharge the Corporation from any and all further obligations under or in connection with the Series B Convertible Preferred Stock and shall automatically, and without any required action by the Corporation or the Holder, result in the cancellation, termination and invalidation of any outstanding Series B Convertible Preferred Stock and Preferred Stock Certificates held by Holder or his, her or its assigns.

PEDEVCO CORP.
Series B Convertible Preferred Stock

(d) Without limiting the obligation of each Holder set forth herein (including in the subsequent clause (e)), the Corporation and/or the Corporation’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the issuance and Delivery of the Automatic Conversion Shares to reflect the cancellation of the Series B Convertible Preferred Stock subject to the Automatic Conversion, which shall not require the approval and/or consent of any Holder (a “Cancellation”).

(e) Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates hereby covenants that it will, whenever and as reasonably requested by the Corporation and the Transfer Agent, at the Corporation’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect the Cancellation, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

(f) In the event that the Delivery of any Automatic Conversion Shares is unsuccessful and/or any Holder fails to accept such Automatic Conversion Shares, such Automatic Conversion Shares shall be held by the Corporation and/or the Transfer Agent in trust (without accruing interest) and shall be released to such Holder upon reasonable evidence to the Corporation or the Transfer Agent that such Holder is the legal owner of such Automatic Conversion Shares, provided that the Holder’s failure to accept such Automatic Conversion Shares and/or the Corporation’s inability to Deliver such shares shall in no event effect the validity of the Cancellation.

(g) The Maximum Percentage ownership limitation described in Section 4.1(f) above shall not apply to an Automatic Conversion.

(h) For the sake of clarity and in an abundance of caution, the Series B Convertible Preferred Stock shall have no conversion rights whatsoever until or unless the Shareholder and NYSE MKT Approval is received.

4.3 Fractional Shares. If any Conversion of Series B Convertible Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series B Convertible Preferred Stock being converted pursuant hereto), such fractional share shall be payable in cash based upon the market value of the Common Stock on the Principal Market prior to the date of conversion (as determined in good faith by the Board of Directors) and the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

PEDEVCO CORP.
Series B Convertible Preferred Stock

4.4 Taxes. The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon Conversion in a name other than that in which the shares of the Series B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series B Convertible Preferred Stock any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.

4.5 No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series B Convertible Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4.4 shall prohibit the Corporation from amending its Certificate of Formation with the requisite consent of its stockholders and the Board of Directors.

4.6 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times use commercially reasonable best efforts to reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

5.1 Class Voting. Except as otherwise expressly provided herein or as required by law, the Holders of Series B Convertible Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

5.2 No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

PEDEVCO CORP.
Series B Convertible Preferred Stock

5.3 Series B Convertible Preferred Stock.   Each outstanding share of Series B Convertible Preferred Stock shall be entitled to one (1) vote on all shareholder matters to come before the shareholders of the Corporation (the “Voting Rights”), provided that the Voting Rights shall not apply, and the Holders shall not be allowed to vote on, the Shareholder Approval.

6. Adjustments For Recapitalizations.

6.1 Equitable Adjustments For Recapitalizations. The (a) Liquidation Preference, the Original Issue Price, the Conversion Rate (as and if applicable), and the Voting Rights (the “Preferred Stock Adjustable Provisions”); (b) the Conversion Price and the Conversion Rate (the “Common Stock Adjustable Provisions”), and (c) any and all other terms, conditions, amounts and provisions of this Designation which (i) pursuant to the terms of this Designation provide for equitable adjustment in the event of a Recapitalization; or (ii) the Board of Directors of the Corporation determine in their reasonable good faith judgment is required to be equitably adjusted in connection with any Recapitalizations (collectively Sections (c)(i) and (ii), the “Other Equitable Adjustable Provisions”), shall each be subject to equitable adjustment as provided in Sections 6.2 through 6.4, below, as determined by the Board of Directors in their sole and reasonable discretion.

6.2 Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series B Convertible Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series B Convertible Preferred Stock, the Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted.

6.3 Adjustments for Subdivisions or Combinations of Series B Convertible Preferred Stock. In the event the outstanding shares of Series B Convertible Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series B Convertible Preferred Stock, the applicable Preferred Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted. In the event the outstanding shares of Series B Convertible Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series B

PEDEVCO CORP.
Series B Convertible Preferred Stock

Convertible Preferred Stock, the applicable Preferred Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted. Provided however that the result of any concurrent adjustment in the Common Stock (as provided under Section 6.2) and Preferred Stock (as provided under Section 6.3) shall only be to affect the equitable adjustable provisions hereof once.

6.4 Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series B Convertible Preferred Stock shall have the right thereafter to convert such shares of Series B Convertible Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Series B Convertible Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification (without regard for the Maximum Percentage), all subject to further adjustment as provided herein with respect to such other shares.

6.5 Other Adjustments. The Board of Directors of the Corporation shall also adjust equitably, and shall have the right to adjust equitably, any or all of the Preferred Stock Adjustable Provisions, Common Stock Adjustable Provisions or Other Equitable Adjustable Provisions from time to time, if the Board of Directors of the Corporation determine in their reasonable good faith judgment that such values and/or provisions are required to be equitably adjusted in connection with any Corporation action.

6.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Convertible Preferred Stock.

7. Notices.

PEDEVCO CORP.
Series B Convertible Preferred Stock

7.1 Notices In General. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to, Attn: Corporate Secretary, 4125 Blackhawk Plaza Circle, Suite 201, Danville, California 94506, Fax: (510) 743-4262 and (925) 403-0703, Telephone: (855) 733-3826, Email: cmoore@pacificenergydevelopment.com and contact@pacificenergydevelopment.com, and (ii) if to any Holder to the address set forth in the records of the Corporation or its Transfer Agent, as applicable, or such other address as may be designated in writing hereafter, in the same manner, by such person.

7.2 Notices of Record Date. In the event that the Corporation shall propose at any time:

(a) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(c) to voluntarily liquidate or dissolve;

then, in connection with each such event, the Corporation shall send to the Holders of the Series B Convertible Preferred Stock at least ten (10) Business Days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (b) and (c) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series B Convertible Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a Majority In Interest of the Series B Convertible Preferred Stock, voting together as a single class.

PEDEVCO CORP.
Series B Convertible Preferred Stock

8. Protective Provisions.

8.1 Subject to the rights of series of preferred stock which may from time to time come into existence, so long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by written consent, as provided by law) of the holders of a Majority In Interest of Series B Convertible Preferred Stock, voting together as a single class:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Convertible Preferred Stock;

(b) Re-issue any shares of Series B Convertible Preferred Stock converted pursuant to the terms of this Designation;

(c) Effect an exchange, reclassification, or cancellation of all or a part of the Series B Convertible Preferred Stock (except pursuant to the terms hereof);

(d) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Convertible Preferred Stock;

(e) Alter or change the rights, preferences or privileges of the shares of Series B Convertible Preferred Stock so as to affect adversely the shares of such series;

(f) Authorize or issue, or obligate itself to issue, prior to the Shareholder and NYSE MKT Approval Date, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over (or on parity with) the Series B Convertible Preferred Stock with respect to liquidation; or

(g) Amend or waive any provision of the Corporation’s Amended and Restated Certificate of Formation or Bylaws relative to the Series B Convertible Preferred Stock so as to affect adversely the shares of Series B Convertible Preferred Stock.

For clarification, the creation or issuance of shares of other series of preferred stock, provided the rights and preferences of such series of preferred stock are not senior to the Series B Convertible Preferred Stock Liquidation Preference, shall not require the authorization or approval of the holders of the Series B Convertible Preferred Stock. Once the Shareholder and NYSE MKT Approval Date has occurred, the Corporation shall not be prohibited whatsoever, from creating or issuing additional shares or other series of preferred stock, including in connection with any liquidation preference thereon.

PEDEVCO CORP.
Series B Convertible Preferred Stock

9. Preemptive Rights. No stockholder of the Corporation (including, but not limited to any Holder) shall have the right to repurchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such stockholder.

10. Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to “dollars”, “Dollars” or “$” in this Designation shall mean United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xii) references to “days” shall mean calendar days; and (xiii) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

11. Miscellaneous.

11.1 Cancellation of Series B Convertible Preferred Stock. If any shares of Series B Convertible Preferred Stock are converted pursuant to Section 4, the shares so converted shall be canceled and shall return to the status of designated, but unissued Series B Convertible Preferred Stock.

11.2 Further Assurances. Each Holder hereby covenants that, in consideration for receiving shares of Series B Convertible Preferred Stock, that he, she or it will, whenever and as reasonably requested by the Corporation, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations,

PEDEVCO CORP.
Series B Convertible Preferred Stock

agreements and documents as the Corporation or its Transfer Agent may reasonably require in order to complete, insure and perfect any of the terms, conditions or provisions of this Designation, including, but not limited to a Cancellation.

11.3 Technical, Corrective, Administrative or Similar Changes. The Corporation may, by any means authorized by law and without any vote of the Holders of shares of the Series B Convertible Preferred Stock, make technical, corrective, administrative or similar changes in this Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series B Convertible Preferred Stock.

11.4 Waiver. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series B Convertible Preferred Stock granted hereunder, may be waived as to all shares of Series B Convertible Preferred Stock (and the Holders thereof) upon the written consent of a Majority In Interest, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series B Convertible Preferred Stock shall be required.

11.5 Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

11.6 No Other Rights. Except as may otherwise be required by law, the shares of the Series B Convertible Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Designation.

11.7 Specific Performance. The Corporation and each Holder by accepting Preferred Stock Shares, agree that the covenants and obligations contained in this Designation relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Corporation and each Holder agree that if either the Corporation or any Holder fails or refuses to fulfill any of its obligations under this Designation or to make any payment or deliver any instrument required hereunder or thereunder, then (a)

PEDEVCO CORP.
Series B Convertible Preferred Stock

the Corporation in the event the non-performing party is any Holder; or (b) a Majority In Interest of the Holders, in the event the non-performing party is the Corporation, shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled.

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NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other.

[Remainder of page left intentionally blank. Signature page follows.]

PEDEVCO CORP.
Series B Convertible Preferred Stock

IN WITNESS WHEREOF, the Board of Directors of the Corporation has unanimously approved and caused this “Certificate Of Designations of PEDEVCO CORP. Establishing The Designations, Preferences, Limitations and Relative Rights of its Series B Convertible Preferred Stock” to be duly executed and approved this [ ] day of December 2015.

DIRECTORS:

____________________________
Frank C. Ingriselli
Director

_________________________
David C. Crikelair
Director

_________________________
Elizabeth P. Smith
Director

_________________________
David Z. Steinberg
Director

PEDEVCO CORP.
Series B Convertible Preferred Stock

Exhibit A
NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series B Convertible Preferred Stock of PEDEVCO Corp., a Texas corporation (the “Corporation”), pursuant to the terms and conditions of that certain Certificate of Designations of PEDEVCO Corp., Establishing the Designations, Preferences, Limitations and Relative Rights of its Series B Convertible Preferred Stock (the “Designation”), approved by the Board of Directors of the Corporation on December [ ], 2015. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Designation.

Conversion: In accordance with and pursuant to such Designation, the Holder hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of Common Stock of the Corporation as of the date specified below.

Date of Conversion: Number of Preferred Shares Held by Holder: Being Converted Hereby: Preferred Stock Shares Owned After Conversion: Number of Shares of Common Stock (“Shares”) To Be Issued:

Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of Shares issuable in accordance with the terms of the Designation as set forth below. If Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Shares issued pursuant to this Notice of Conversion will be Restricted Shares, unless this Notice of Conversion includes a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion.

If stock certificates are to be issued, in the following name and to the following address:	If DWAC is permissible, to the following brokerage account:

PEDEVCO CORP.
Series B Convertible Preferred Stock

__________________________________ __________________________________ __________________________________ __________________________________ __________________________________
Broker: ____________________________________
DTC No.:
___________________________________
Acct. Name:
_________________________________
For Further Credit (if applicable):
____________________________________

Beneficial Ownership Limitation: The Holder represents that, after giving effect to the conversion provided for in this Notice of Conversion, the Holder will not beneficially own a number of shares of Common Stock of the Corporation which exceeds the Maximum Percentage as determined pursuant to the provisions of the Designation.

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

_______________________________________ (Print Name of Holder) By/Sign: _______________________________ Print Name: ____________________________ Print Title: _____________________________

PEDEVCO CORP.
Series B Convertible Preferred Stock